UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2008

B&D FoodCorp.
(Exact name of Registrant as specified in its Charter)

Delaware	000-21247	51-0373976
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

575 Madison Avenue, Suite 1006, New York, New York 10022-2511
(Address of Principal Executive Offices)                          (Zip Code)

Registrant's telephone number, including area code: (212) 937-8456

Not Applicable
(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

June 1, 2008 - B&D Food Corp. (the "Registrant" or "Company") entered into a Note, Stock and Interest Purchase Agreement with certain affiliates, B&D Holdings Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Delcorp”) and the other, Boaz Industria E Comercio De Alimentos LTDA, a limited liability company organized under the laws of Brazil (“Brazilcorp”), and an accredited investor (the “Buyer”) pursuant to which the Company issued to the Buyer (i) a note in the aggregate principal amount of U.S. $1,000,000, (ii) 5,000,000 shares of common stock in the Company and (iii) an interest in 50% of the greater of (x) the net income of Delcorp and (y) the net income of Brazilcorp in exchange for a loan of $785,000, $145,000 for the purchase of the 5,000,000 shares of the Company’s common stock and $70,000 for the interest. The note will bear interest of 8% and is due and payable on June 1, 2013, subject to acceleration for certain events of default. The Company intends to use the proceeds of the loan and stock and interest purchase price to complete the refurbishing of its factory in Brazil, which has been out of operation since 2005.

The foregoing description of the agreement is not complete and is qualified in its entirety by reference to the form of agreement and promissory note attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant.

The information included under Item 1.01 with respect to the entry into a material definitive agreement is incorporated by reference into this Item 2.03. The terms of the note’s repayment and a description of the material terms under which it may be accelerated or increased and the nature of any recourse provisions that would enable the Company to recover from third parties are contained in the attached form of agreement in Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	Note, Stock and Interest Purchase Agreement

99.2	Promissory Note

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereto duly authorized.

B&D Food Corporation

Date: June 5, 2008	By:	/s/ Daniel Ollech
Name: Daniel Ollech
Title: Chief Executive Officer